DATE     4 December 1997
                  ----------------------------


           FRANCIS SHAW & COMPANY (MANCHESTER) LIMITED

              FRANCIS SHAW RUBBER MACHINERY LIMITED

                  PRC FABRICATIONS LIMITED

                   FARREL BRIDGE LIMITED

                      EIS GROUP PLC

                     FARREL LIMITED



                       AGREEMENT


Relating to the sale and purchase of the Francis Shaw Rubber
Machinery Business

                              CONTENTS


Clause                                                               Page

1                 Interpretation                                       2
2                 Conditions                                          14
3                 Sale and Purchase                                   15
4                 Exclusions from the Sale                            16
5                 Purchase Price                                      17
6                 Conduct of Business prior to Completion             17
7                 Value Added Tax                                     19
8                 Completion                                          20
9                 Valuation of the Stock                              23
10                Warranties                                          24
11                Confidential Information                            29
12                Assets Incapable of Transfer                        30
13                Employees                                           31
14                Indemnities and Apportionments                      34
15                Books of Account                                    37
16                Covenants                                           37
17                Insurances                                          39
18                Pension Provisions                                  40
19                Property Provisions                                 40
20                Guarantees                                          41
21                Post Completion Obligations                         42
22                General Provisions                                  44
23                1998 Profits                                        48
24                Deductions and Withholdings                         48


Schedules

1                 Details of the Business
                  Part 1 - FS Manchester Business
                  Part 2 - FSRM Business
                  Part 3 - PRC Business
2                 The Warranties
3                 Computer System
4                 Contracts
5                 Employees
6                 Fixed Assets
7                 Installation Obligations
8                 Hire Agreements
9                 Properties
10                Pensions
11                Intellectual Property
12                Agenecy Contracts
13                Retained Contracts
14                1998 Profits

15                Insured Contracts
Agreed Form Documents


A                 PRC Property Assignment
B                 FS Manchester Property Lease
C                 Assignment of Goodwill
D1 to D3          Letters of Instruction
E1 to E3          Trade Mark Assignments
F1 to F2          Patent Assignments
G                 Operating Agreement
H                 Trade Mark Licence
I                 Deed of Release
J                 Landlords Fixtures and Fittings
K                 1998 Budget
L                 Letter of Subscription
M                 Know-how tax election

                              AGREEMENT

DATE       4 December 1997

PARTIES

1 FRANCIS SHAW & COMPANY (MANCHESTER) LIMITED incorporated in England and Wales with number 744369 ("FS Manchester");

2 FRANCIS SHAW RUBBER MACHINERY LIMITED incorporated in England and Wales with number 3251163 ("FSRM");

3 PRC FABRICATIONS LIMITED incorporated in England and Wales with number 953588 ("PRC");

4 FARREL BRIDGE LIMITED incorporated in England and Wales with number 2245617 (the "Purchaser");

5    EIS GROUP PLC incorporated in England and Wales with number 61407 ("EIS");
     and

6    FARREL LIMITED incorporated in England and Wales with number 1922655
     ("Farrel")


WHEREAS


  A FS Manchester carries on, inter alia, the FS Manchester Business and has agreed to sell the FS Manchester Goodwill and certain assets of the FS Manchester Business to the Purchaser on the terms and conditions of this Agreement.

  B FSRM carries on the FSRM Business and has agreed to sell the FSRM Goodwill and certain of the assets of the FSRM Business to the Purchaser on the terms and conditions of this Agreement.

  C PRC carries on the PRC Business and has agreed to sell the PRC Goodwill and certain of the assets of PRC Business to the Purchaser on the terms and conditions of this Agreement.

  D Each of FS Manchester, FSRM and PRC (together the "Vendor") is a subsidiary of EIS.

  E In consideration of the Purchaser agreeing to purchase the Goodwill and certain assets of the Business EIS has agreed to be a party to this Agreernent.

  F In consideration of the Vendor agreeing to sell the Goodwill and certain assets of the Business to the Purchaser Farrel has agreed to be a party to this Agreement.

 AGREEMENT

 1         INTERPRETATION


 1.1 In this Agreement and the Recitals and the Schedules hereto (unless the context requires otherwise) the following words and expressions shall have the following meanings:

           ACCOUNTS: means the unaudited management accounts of the FSRM Business and the PRC Business comprising a balance sheet as at 30 September 1997 and a profit and loss account for the nine month period which ended on 30 September 1997, a copy of which is annexed to the Disclosure Letter;

           THE ACCOUNTS DATE: 30 September 1997;

           THE AGENCY CONTRACTS: the agency agreements entered into by or on behalf of the Vendor prior to the date hereof and relating to the Business, particulars of which are set out in Schedule 12;

           THE ASSETS: means the assets hereby agreed to be sold listed in Clause 3.1;

           BARWELL CONTRACT: the distribution agreement dated 27 November 1997 for the supply of rubber extruders by FSRM to Barwell Inc.;

           BOOKS OF ACCOUNT: means all the books of account and accounting records of the Vendor in relation to the Business including all records that are required to be preserved under paragraph 6 of
           Schedule 11 VATA;

           BOOK DEBTS: all sums invoiced as at the Completion Date by the Vendor for goods or services supplied or to be supplied by the Vendor in the ordinary course of carrying on the Business;

           BUSINESS: means the FS Manchester Business, the FSRM Business and the PRC Business;

           BUSINESS DAY: means a day which is not a Saturday or Sunday on which clearing banks are open for business in the City of London;

           BUSINESS INFORMATION: means all information (whether or not confidential and in whatever form held) which in any way relates to the Business or the Assets including all such information as relates to:

           (i) any products manufactured and/or sold or services rendered by the Business;

          (ii) any formula, designs, specifications, drawings, data, manuals or instructions (including without limitation the records of all laboratory trials conducted by the Vendor, whether for itself or for a customer) but, for the avoidance of doubt, excluding any of such information that principally relates to the Retained Businesses;

         (iii) the operations, management or administration of the FSRM Business and the PRC Business (including any business plans or forecasts, information relating to future business development or planning, product costs, job estimates and budgets) but, for the avoidance of doubt, excluding any of such information that principally relates to the Retained Businesses;

          (iv) information relating to litigation or legal advice; and

           (v) the sale or marketing of any of the products manufactured (including without limitation product literature and information of any kind) and/or sold or services rendered by the Business, including, but without limiting the generality of the foregoing words, all customer names and lists, prior customer orders or order enquiries, sales and marketing information (including but not limited to targets, sales and market share statistics, market surveys and reports on research);

           THE COMPLETED CONTRACTS: the contracts relating to the Business which have been completed or in respect of which a final account or invoice has been rendered prior to the Completion Date;

           COMPLETION: means completion of the obligations of the Parties in accordance with the provisions of Clause 8;

           COMPLETION DATE: means the date on which Completion is to take place pursuant to Clause 8.1;

           COMPUTER SYSTEM: means the computer hardware and software, particulars of which are set out in Schedule 3;

           THE COMPUTER SYSTEM REPORT: means the report so entitled and attached to the Disclosure Letter;

           CONTRACTS: means all those contracts entered into by or on behalf of the Vendor with customers suppliers and others in the ordinary course of the Business and remaining unperformed in whole or part at the date hereof particulars of which are set out in Schedule 4, the Agency Contracts, and the Hire Agreements, (but for the avoidance of doubt, excluding the Excluded Contracts and all other contracts to which the Vendor is a party) together with all such contracts entered into (with the consent of the Purchaser where required pursuant to this Agreement) by or on behalf of the Vendor in relation to the Business between the date of this Agreement

           (including such day) and the Completion Date and remaining unperformed (in whole or in part) by the Vendor at the Completion Date;

           COVENANTORS: means any member of the EIS Group and any purchaser after the date hereof of any of the Retained Businesses;

           DISCLOSURE LETTER: the letter dated the date of this Agreement from the Vendor to the Purchaser making certain disclosures against the Warranties;

           EIS GROUP: means EIS and any company which is from time to time a holding company of EIS, a subsidiary of EIS or a subsidiary of a holding company of EIS;

           EMPLOYEES: means the employees of the Business whose names are set out in Schedule 5;

           ENCUMBRANCES: includes any interest or equity of any person or any mortgage, charge, pledge, lien, right of set-off, assignment, hypothecation, security interest, title retention, letter of inhibition, standard security and floating charge or any other security;

           ENVIRONMENT: means all, or any, of the following media namely the air, water and land and the medium of air includes without limitation the air within buildings and the air within other natural or man-made structures above or below ground;

           ENVIRONMENTAL CLAIM: means all claims, demands, actions, proceedings or other enforcement action made or brought against the Purchaser by any competent authority and/or any third party pursuant to any Environmental Law that arise directly or indirectly from the carrying on of the Business or which are otherwise attributable to the period prior to the Completion Date other than any claim which is solely attributable to any act of the Purchaser following Completion;

           ENVIRONMENTAL CONSENTS: means any licence or consent or authorisation required by Environmental Law in relation to either the carrying on of the Business or any relevant circumstance at any of the Properties;

           ENVIRONMENTAL LAW: means all applicable European Community regulations and directives, all statutes and sub-ordinate legislation, all regulations and orders, all common law which:-

           (i) have as a purpose or effect the prevention of harm to human health or to the Environment or to living organisms supported by the Environment and relate to the presence, manufacturing, processing, treatment, keeping, handling, use, possession, supply receiving, sale, purchase, import, export or transportation of Hazardous Materials or Waste;

          (ii) relate to the release, spillage, deposit, escape, discharge, leak or emission of Hazardous Materials or Waste; or

         (iii) relate to noise, vibration, radiation or common law or statutory nuisance or any other interference with the enjoyment or use of land;

           EXCLUDED ASSETS: means the assets referred to in Clause 4 as being excluded from the sale pursuant to this Agreement;

           EXCLUDED CONTRACTS: the Iranian Supply Contract, the Skinner Contract, the Completed Contracts and the Retained Contracts;

           EXPERT: means Arthur Andersen of Bank House, Charlotte Street, Manchester Ml 41:1);

           FIXED ASSETS: means all plant, equipment and machinery, fixtures and fittings (other than the landlords' fixtures and fittings listed in the schedule being in the Agreed Form marked "J" and the Excluded Assets), wherever situated which are owned by the Vendor as at the date hereof in connection with the Business including, without limitation, those items particulars of which are listed in Schedule 6 together with all plant, equipment and machinery, fixtures and fittings (other than landlord's fixtures and fittings) purchased (with the consent of the Purchaser where required pursuant to this Agreement) by the Vendor in connection with the Business between the date hereof (including such day) and the Completion

           Date and owned by the Vendor as at the Completion Date;

           FS MANCHESTER BUSINESS: means the business carried on by FS Manchester prior to the date hereof with respect to the manufacture, installation and commissioning of machinery for producing rubber products, spare parts, repairs and refurbishment in respect of such machinery as detailed in Part 1 of Schedule 1;

           FS MANCHESTER GOODWILL: means the goodwill and the Know-how of the Vendor in relation to the FS Manchester Business together with the exclusive right for the Purchaser (and its successors and assigns) to carry on and represent itself as carrying on the FS Manchester Business in succession to the Vendor;

           FS MANCHESTER PROPERTY LEASE: means a lease of the FS Manchester Property between Francis Shaw & Company (Manchester) Limited (1) and the Purchaser (2) in the Agreed Form marked "B";

           FS MANCHESTER STOCK: means the stock-in-trade of the FS Manchester Business as at the Completion Date including (without limitation), work-in-progress, stocks of raw materials, components, goods purchased for resale, partly finished and finished stocks, packaging and promotional material and parts whether on order, in transit or in stock wherever held (including any items which, although subject to reservation of title by suppliers, are under FS Manchester's control);

           FS MANCHESTER PROPERTY: means the land and buildings at Corbett Street, Ashton New Road, Manchester M11 4BB more fully described in the FS Manchester Property Lease;

           FSRM BUSINESS: means the business carried on by FSRM prior to the date hereof with respect to the manufacture, installation and commissioning of machinery for producing rubber products and spare parts, repairs and refurbishment in respect of such machinery as detailed in Part 2 of Schedule 1;

           FSRM GOODWILL: means the goodwill and the Know-How of the Vendor in relation to the FSRM Business together with the exclusive right for the Purchaser (and its successors and assigns) to carry on and represent itself as carrying on the

           FSRM Business in succession to the Vendor;

           FSRM STOCK: means the stock-in-trade of the FSRM Business as at the Completion Date including (without limitation), work-in-progress, stocks of raw materials, components, goods purchased for resale, partly finished and finished stocks, packaging and promotional material and parts whether on order, in transit or in stock wherever held (including any items which, although subject to reservation of title by suppliers, are under FSRM's control);

           GOODWILL: means the FS Manchester Goodwill, the FSRM Goodwill and the PRC Goodwill together with the exclusive right for the Purchaser to use the brand names "Shaw Rubber Machinery", "Shaw Intermix" and "Intermix";

           HAZARDOUS MATERIAL: means any Substance or organism whose presence use or disposal is prohibited or controlled by law which alone or in combination with others is capable of causing either harm or damage to property or to man or any other organism supported by the Environment;

           HIRE AGREEMENTS: means all those contracts, engagements or orders entered into prior to the date hereof by or on behalf of the Vendor in relation to the leasing, lease purchase or hire of goods or equipment for use in the ordinary course of the Business which on the date hereof remain to be performed in whole or in part including, without limiting the generality of the foregoing words, all those contracts particulars of which are set out in Schedule 8 together with all such contracts entered into (with the consent of the Purchaser where required pursuant to this Agreement) by or on behalf of the Vendor in relation to the Business between the date hereof (including such day) and the Completion Date and remaining unperformed (in whole or in part) by the Vendor at the Completion Date;

           INSTALLATION OBLIGATIONS: means those obligations to install and commission machinery and equipment of FSRM as detailed in Schedule 7;

           INSURED CONTRACTS: means all those contracts particulars of which are set out in Schedule 15;

           INTELLECTUAL PROPERTY: means all patents, technical information, know-how and other confidential information, (including, but not limited to, research and development), trade marks and service marks (whether registered or unregistered), trade or brand names, copyright, design copyright, registered designs and any equivalent thereof under the laws of any country and any pending applications for registration of any of the foregoing and owned by the Vendor and/or EIS and used predominantly in connection with the Business including, but not limited to, the intellectual property, particulars of which are set out in Schedule 11;

           IRANIAN SUPPLY CONTRACT: means all contracts for the supply of rubber processing machinery to Iran Kafpoush;

           KNOW-HOW: industrial information and techniques assisting in the manufacture or processing of goods and materials;

           LEASE: has the meaning ascribed to it in Schedule 9;

           LONDON STOCK EXCHANGE: means London Stock Exchange Limited;

           MATERIAL CONTRACTS: means the contracts relating to the Business listed and marked with an asterisk in Schedule 4;

           THE PARTIES: the parties to this Agreement;

           PATENT ASSIGNMENTS: means the assignment of the patents referred to therein in the Agreed Form marked "Fl" to "F2";

           POLICY: the export credit insurance policy No.185881101 in force with Trade Indemnity plc in favour of the Vendor;

           PRC BUSINESS: means the business carried on by PRC prior to the date hereof with respect to the manufacture of metal fabrications as detailed in Part 3 of Schedule 1;

           PRC GOODWILL: means the goodwill and the Know-How of the Vendor in relation to the PRC Business together with the exclusive right for the Purchaser (and its successors and assigns) to use the name "PRC Fabrications" and to carry on and represent itself as carrying on the PRC Business in succession to the Vendor;

           PROPERTY: has the meaning ascribed to it in Schedule 9;

           PRC PROPERTY: means the leasehold property at Vaughan Industrial Estate, Vaughan Street, Manchester M12 5BT more fully described in the Lease;

           PRC PROPERTY ASSIGNMENT: the assignment of the Lease of the PRC Property in the Agreed Form marked "A";

           PRC STOCK: means the stock-in-trade of the PRC Business as at the Completion Date including (without limitation), work-in-progress, stocks of raw materials, components, goods purchased for resale, partly finished and finished stocks, packaging and promotional material and parts whether on order, in transit or in stock wherever held (including any items which, although subject to reservation of title by suppliers, are under the PRC's control);

           PURCHASER'S GROUP: means the Purchaser and any company which is from time to time a holding company of the Purchaser, a subsidiary of the Purchaser or a subsidiary of a holding company of the Purchaser;

           PURCHASE PRICE: means the purchase price for the Business and the Assets specified in Clause 5;

           PURCHASER'S SOLICITORS: means Macfarlanes of 10 Norwich Street, London EC4A 1BD;

           RECORDS: means all lists of customers, credit reports, price lists, product cost schedules (including all available records of stock, work in progress and raw materials) work tickets, catalogues, advertising and all the other documents, papers and records (however stored), relating to the Business excluding, for the avoidance of doubt, the Books of Account and the statutory books of the Vendor and any records relating to the Retained Businesses;

           REMEDIAL ACTION: means removing, remedying, cleaning up, abating, containing or ameliorating the presence or effect of Hazardous Materials or Waste in the Environment at the Completion Date arising out of the conduct of the Business or in existence at or about the Properties;

           RETAINED BUSINESSES: means the businesses carried on as at the date of this Agreement by FS Manchester other than the FS Manchester Business;

           RETAINED CONTRACTS: means those contracts that remain outstanding at the Completion Date and to be completed directly or indirectly by the Retained Businesses, details of which are set out in Schedule 13;

           RETAINED STOCK: means the stock-in-trade of the Retained Businesses as at the date hereof including (without limitation) work-in-progress, stocks of raw materials, components, partly finished and finished stocks, packaging and promotional material and parts whether on order, in transit or in stock wherever held;

           RUSSIAN ENQUIRY: the document numbered A2/4/E3 in the schedule to the Disclosure Letter;

           SKINNER CONTRACT: the agreement dated 18 September 1996 and made between Francis Shaw & Company (Manchester) Limited and Skinner Engine Company;

           STOCK: means the stock-in-trade of the Business being the FS Manchester Stock, the FSRM Stock and the PRC Stock,

           SUBSTANCE: includes any natural or artificial matter, whether in solid or liquid form or in the form of a gas or vapour and for this purpose shall include electricity or heat;

           TAXES ACT 1988: means the Income and Corporation Taxes Act 1988;

           TRADE MARK ASSIGNMENTS: means the assignments of the Trade Marks referred to therein in the Agreed Form marked "El" to "E2";

           TRADE MARK LICENCE: means the trade mark licence between FS Manchester and the Purchaser in the Agreed Form marked "H" granting the Purchaser the right to use the trade mark "Francis Shaw" in connection with the Business for a period of 3 years from Completion;

           TRANSFER REGULATIONS: means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

           THE UK PATENTS: the patents registered in or applied to be registered in the UK as referred to in the Patent Assignments;

           VATA: means the Value Added Tax Act 1994;

           VAT: means value added tax;

           VENDOR'S SOLICITORS: means Theodore Goddard of 150 Aldersgate Street, London EClA 4EJ;

           WARRANTIES: means the warranties, representations and undertakings specified in Schedule 2;

           WASTE: includes any Substance which constitutes an effluent or any other unwanted surplus Substance arising from the application of any process and any Substance or article which requires to be disposed of as being broken, worn out, contaminated or otherwise spoiled.

 1.1.1 reference to a document as "in the Agreed Form" means that document in a form agreed and a copy of which has been initialled for the purposes of identification by or on behalf of the Purchaser and the Vendor;

 1.1.2 references to any statutory provision include any re-enactment or statutory modification or extension thereof (whether before or after the date hereof) and any statutory provision of which the provision referred to is a re-enactment (whether with or without modification) and also include any orders, regulations, instruments or other subordinate legislation made under any such statutory provisions;

 1.1.3 the masculine gender includes the feminine and neuter and the singular number includes the plural and vice versa;

 1.1.4 references to clauses, sub-clauses and Schedules are references to clauses and sub-clauses of and schedules to this Agreement;

 1.1.5 where any statement is qualified by the expression "so far as the Vendor is aware" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of (without limitation) Messrs Rothwell, Cowell, Thomas, Johnson, Masters, Wood-Hill, Haslehurst and Hobbs. The Purchaser acknowledges and confirms that the individuals named in this Clause 1.1.5 shall have no liability whatsoever to the Purchaser in respect of any representations made to the Purchaser or disclosures made against the Warranties;

 1.1.6 words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meaning thereby attributed to them.

 1.2 The Schedules hereto form part of and are incorporated in this Agreement.

 1.3 Headings and sub-headings are included for ease of reference only and shall not affect the interpretation of this Agreement.

 1.4 Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into jointly and severally.

 2         CONDITIONS

 2.1       Completion of this Agreement shall be conditional upon:-

 2.1.1 the Vendor complying with its obligations under the Transfer Regulations which shall include informing and consulting with appropriate representatives (within the meaning of the Transfer Regulations) of the Employees together with evidence to the Purchaser's satisfaction that the appropriate representatives of the Employees are reasonably satisfied with the consultation process conducted by the Vendor.

 2.1.2 the receipt by the Purchaser of the formal licence to assign the PRC Property in terms satisfactory to the Purchaser.

 2.1.3 the receipt by the Purchaser of written confirmation from the parties thereto in terms satisfactory to the Purchaser of consent to the assignment of the Material Contracts.

 2.2 The Vendor shall use all reasonable endeavours to procure that each of the conditions set out in Clause 2.1 are satisfied as soon as possible but in any event not later than 7 January 1998;

 2.3 In the event of any of the conditions in Clauses 2.1.1 to 2.1.3 (inclusive) not being satisfied by the Vendor or waived in writing by the Purchaser, before 7 January 1998 then the provisions of this Agreement (with the exception of this Clause and Clauses 11, 22.1 and 22.11, which shall continue in full force and effect) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement save that the Vendor shall pay the Purchaser's costs and expenses incurred in connection with the negotiation and preparation of this Agreement not exceeding <pound-sterling>35,000 (excluding
           VAT).

 3         SALE AND PURCHASE

 3.1 Subject to the terms of this Agreement the Vendor shall sell with full title guarantee, or transfer or procure the sale or transfer with full title guarantee, and the Purchaser (relying on the Warranties, representations and undertakings in this Agreement) shall purchase with effect from the Completion Date free from all claims or Encumbrances for the Purchase Price the Business as a going concern together with the following assets:-

 3.1.1     the Fixed Assets;

 3.1.2     the Goodwill;

 3.1.3     the benefit (subject to the burden) of the Contracts;

 3.1.4     the Stock;

 3.1.5     the Intellectual Property;

 3.1.6     the Records;

 3.1.7     the Business Information;

 3.1.8     the Computer System;

 3.1.9     the Know-How

 3.1.10    the UK Patents;

 3.1.11 all the rights of the Vendor against manufacturers, suppliers and third parties (including without limitation all rights in connection with such manufacturers', suppliers' and third parties' warranties and representations) with respect to parts, services and any other materials and merchandise purchased by the Vendor from such manufacturers, suppliers and third parties and sold to the Purchaser hereunder;

 3.2 The sale and purchase of each of the assets shall be inter-dependent and shall be completed simultaneously.

 3.3 All property in, and title to the Assets shall pass to the Purchaser on the Completion Date.

 3.4 Subject to the provisions of this Agreement, the Vendor shall with effect from the Completion Date wholly discontinue carrying on the Business and the Purchaser shall be exclusively entitled to carry on and continue the Business and hold itself as doing so in succession to the Vendor.

 4         EXCLUSIONS FROM THE SALE

 4.1 There shall be excluded from the sale and purchase hereby effected any assets not specifically included pursuant to Clause 3 and, for the avoidance of doubt, the following assets, liabilities and obligations:-

 4.1.1     the Book Debts;

 4.1.2     all cash of the Business whether in hand or on deposit at any bank;

 4.1.3 all liabilities for VAT, PAYE and National Insurance Contributions incurred up to the Completion Date;

 4.1.4     the Retained Businesses;

 4.1.5     the Excluded Contracts;

 4.1.6 all creditors and all other liabilities arising in relation to any of the operations of the Business as at the Completion Date; and

 4.1.7 all liabilities in relation to the Employees in respect of the period prior to Completion.

 5         PURCHASE PRICE

 5.1 The Purchase Price shall be the sum of <pound-sterling>6,500,002 which shall be apportioned as follows and such values shall be adopted by the Parties for all purposes (including for the purposes of tax and stamp duty):

                                                            <pound-sterling>
         (a) the Fixed Assets;                                 2,500,000

         (b) the Goodwill (including the Intellectual Property   500,000
             but excluding the Know-How and the UK
             Patents)

         (c) the UK Patents                                      100,000

         (d) the Stock                                         3,000,000

         (e) the Know-How                                        400,001

         (f) all other assets referred to in Clause 3.1                1
                                                              ----------
             TOTAL:                                            6,500,002
                                                              ==========

 5.2 The Purchase Price shall be paid by the Purchaser by telegraphic transfer at Completion in accordance with Clause 8.3.1.

 6         CONDUCT OF BUSINESS PRIOR TO COMPLETION

 6.1 The Vendor hereby covenants with the Purchaser that between the date of this Agreement and Completion it shall keep the Purchaser informed of the conduct of the Business and take account of the reasonable directions of the Purchaser in relation to the conduct of the Business and, in particular but without limitation to the generality of the foregoing, the Vendor:-

 6.1.1 shall carry on the Business in the normal course and in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern, and the Business will be conducted in an efficient, businesslike and prudent manner;

 6.1.2 shall not dispose of or remove from the Properties any physical assets of the Business save in the ordinary course of normal day-to-day business;

 6.1.3 shall use its best endeavours to maintain the Goodwill and the trade and trade connections of the Business and will not by any action, omission, default or neglect knowingly damage or risk damage to the same;

 6.1.4 shall not enter into any contract or commitment of any unusual nature or outside the ordinary course of business or any contract of any kind having a value in excess of <pound-sterling>250,000;

 6.1.5 shall not create any mortgage, charge, lien or encumbrance over all or any of the Assets;

 6.1.6 shall not alter any of the terms of any agreement with any supplier, customer or employee is made;

 6.1.7 shall not engage any new employees of the Business, shall not purchase plant, machinery, equipment or the like, nor incur any capital expenditure or commitment;

 6.1.8 shall procure that the insurance policies now in effect are maintained in full force and effect and without reduction in value or scope of cover with respect to any part of the Business or Assets;

 6.1.9 shall keep the Purchaser informed of all discussions and negotiations conducted by or on behalf of the Vendor in relation to the Russian Enquiry;

 6.1.10 shall procure that any software licences in respect of the Computer System which require formal assignment to the Purchaser shall be assigned at the Vendor's cost to the Purchaser on Completion and failing such assignment the Vendor shall procure at its cost that adequate substitute licences are made available to the Purchaser to enable the Purchaser to operate the Computer System to the same standard as prior to Completion as soon as practicable following Completion; and

 6.1.11 shall renegotiate the Barwell Contract so that the notice period referred to therein relating to the termination of the Barwell Contract is reduced to 12 months on either side.

 7         VALUE ADDED TAX

 7.1 The Parties intend that section 49(1) of VATA and paragraph 5 of the Value Added Tax (Special Provisions) Order 1995 ("paragraph 5") will apply to the sale of the Business and Assets hereunder and accordingly:-

 7.1.1 the Purchaser declares its intention to use the Assets in carrying on the same business as the Vendor following the Completion Date;

 7.1.2 the Vendor and the Purchaser will each use all reasonable endeavours to secure that the sale of the Assets hereunder is treated as neither a supply of goods nor a supply of services for the purposes of VAT;

 7.1.3 the Vendor and the Purchaser will give notice of the transfer to H.M. Customs & Excise;

 7.1.4 if it has not done so prior to the date hereof the Vendor will send to H.M. Customs & Excise a letter seeking a direction that the Vendor be permitted to keep and preserve the records referred to in
           Section 49(1) of VATA which relate to the Business and Assets during the period prior to the Completion Date, and:

           7.1.4.1 if such direction is given the Vendor shall preserve such records in good order in such manner and for such period as shall be required by law and will give the Purchaser reasonable access during the normal business hours to such records; or

           7.1.4.2 if such direction is not given but H.M. Customs rule that the sale of the Property falls within paragraph 5 the Vendor shall deliver all such records to the Purchaser as soon as possible after the Completion Date and the Purchaser will preserve such records in good order in such manner and for such period as shall be required by law and will give the Vendor reasonable access during normal business hours to such records; and

 7.1.5 if VAT should be held to be chargeable on the sale hereunder or on any part thereof then the Purchaser agrees that the VAT will be in addition to the Purchase Price and the Purchaser will (against delivery of proper tax invoices) pay the amount of any such VAT.

 8         COMPLETION

 8.1 Completion shall take place at the offices of the Vendor's Solicitors on the second Business Day following receipt by the Purchaser of written notification from the Vendor that the Vendor has satisfied all of the conditions set out in Clause 2.1 (or following receipt by the Vendor of written notification from the Purchaser that all of or the last of such conditions to be satisfied have been waived in writing by the Purchaser).

 8.2       On Completion:

 8.2.1 the Purchaser shall be entitled to possession (wherever the same may be situated) of all items comprised in the Fixed Assets and all documents of title relating thereto;

 8.2.2     the Vendor shall deliver to the Purchaser:

           8.2.2.1 a duly executed assignment of the Goodwill in the Agreed Form marked "C";

           8.2.2.2  the Trade Mark Assignments duly executed;

           8.2.2.3  the Patent Assignments duly executed;

           8.2.2.4 the Business Information, Records, all original documents relating to the Intellectual Property and all records relating to the

                    Employees so far as the Purchaser shall require the same PROVIDED THAT the Purchaser hereby undertakes to preserve the same for a period of three years from Completion and to afford the Vendor during such period reasonable access thereto during normal business hours upon at least 14 days notice in writing having been given to the Purchaser and the opportunity at the Vendor's expense to take copies thereof or extracts therefrom;

           8.2.2.5 a copy of the minutes of a meeting of the directors of the Vendor and EIS authorising the execution by the Vendor and EIS of this Agreement and all documents ancillary hereto;

           8.2.2.6 all other physical assets hereby agreed to be sold with the intent that title therein shall pass by and upon such delivery;

           8.2.2.7 the duly executed PRC Property Assignment and the duly executed FS Manchester Property Lease together with the title deeds and documents relating to the PRC Property; and

           8.2.2.8 a copy, certified by the Vendor's Solicitors as a true and complete copy, of a release of the Assets in the Agreed Form marked "I" from Barclays Bank plc in respect of the fixed and floating charge granted by FS Manchester on 11 September 1995 over the whole of its undertaking, property and assets;

           8.2.2.9 the duly executed Operating Agreement being in the Agreed Form marked "G";

           8.2.2.10 the Trade Mark Licence duly executed by EIS;

           8.2.2.11 a certified copy of the special resolution of FSRM changing the name of FSRM to a name which does not include the words "Francis Shaw Rubber" or any name similar thereto and a special resolution of PRC changing the name of PRC to a name which does not include "PRC" or any name similar thereto;

           8.2.2.12 all agreements relating to the use of confidential information by the Vendor and relating to the Business; and

           8.2.2.13 the duly executed know-how tax election being in the Agreed Form marked "M".

 8.2.3     the Vendor shall ensure that all stock related to the
                 Retained Businesses is separated from the Assets.

 8.3 On Completion the Purchaser shall following performance by the Vendor of its obligations under Clause 8.2:

 8.3.1     pay the sum of <pound-sterling>6,500,002 to National
           Westminster Bank plc, Account No. 03012581, Sort Code
           50-00-00 by way of bank telegraphic transfer;

 8.3.2 deliver to the Vendor a counterpart of the following documents duly executed by the Purchaser:-

           8.3.2.1  the Trade Mark Assignments;

           8.3.2.2  the Patent Assignments;

           8.3.2.3  the assignment of Goodwill;

           8.3.2.4 the PRC Property Assignment and the FS Manchester Property Lease;

           8.3.2.5  the Trade Mark Licence;

           8.3.2.6  the Operating Agreement; and

 8.3.3 a copy of the minutes of a meeting of the directors of the Purchaser and Farrel authorising the execution by the Purchaser and Farrel of this Agreement and all documents ancillary hereto.

 8.4 This Agreement shall notwithstanding Completion remain in full force and effect in regard to any of the provisions remaining to be performed or carried into effect and (without prejudice to the generality of the foregoing) in regard to all obligations, guarantees, representations, undertakings and warranties contained herein or in any Schedule.

 9         VALUATION OF THE STOCK

 9.1 The Vendor shall on Completion procure that all of the Stock shall be segregated from the Retained Stock and labelled. The Purchaser shall carry out a physical stock take of the Stock (excluding the Retained Stock) with the Vendor in attendance to commence on Completion and the Vendor shall issue to the Purchaser as soon as practicable thereafter but in any event not later than 35 Business Days following the date of this Agreement a letter confirming the value of the Stock ("the Provisional Value") and setting out the basis of calculating the same including details of the items of the Stock item by item together with copies of all documents in the possession of the Vendor supporting the value and basis of calculation of the Stock.

 9.2 The Stock shall be valued in accordance with all applicable UK Accounting Standards (SSAPs and FRSs).

 9.3 Subject to Clause 9.2, the Stock shall be valued at the lower of actual historical cost and net realisable value (taking account of levied late delivery charges and penalties) and such figure shall be reduced by the amount of any payments received by the Vendor from customers in respect of orders currently in work in progress. Full provision shall be made against the stock of parts used exclusively in the Intermix Mark I and Mark II rubber mixers.

 9.4       If the aggregate value of the Stock is less than
           <pound-sterling>3,000,000 the Vendor shall pay to the Purchaser the amount of the shortfall within 5 Business Days after the agreement or determination of the aggregate value of the Stock.

 9.5 If the Purchaser informs the Vendor in writing within 3 Business Days of receipt of the letter referred to in Clause 9.1 that it disagrees with the Provisional Value and such disagreement is not resolved by the Vendor and the Purchaser within 10 Business Days the dispute shall be immediately referred to the Expert by the Vendor and the Purchaser signing and sending to the Expert an Instruction Letter in the Agreed Form marked "Dl" and the decision of the Expert (reached as experts and not as arbitrators) shall be final and binding on the parties hereto. For the avoidance of doubt, the costs of the Expert shall be borne equally by the Vendor and the Purchaser.

 10        WARRANTIES

 10.1 The Vendor warrants, represents and undertakes to the Purchaser in the terms of Schedule 2, and acknowledges that the Purchaser is entering into this Agreement in reliance on the Warranties.

 10.2      The Warranties:-

 10.2.1 shall be separate and independent and save as expressly provided shall not be limited by reference to or inference from any other paragraph or anything in this Agreement;

 10.2.2 are qualified by reference to those matters fully and fairly disclosed in the Disclosure Letter and not otherwise. In particular, the rights and remedies of the Purchaser in respect of the Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the Business or the Assets.

 10.2.3 will be fulfilled down to and will remain true and accurate in all respects and not misleading at Completion as if they had been entered into afresh at Completion by reference to the facts and circumstances then existing.

 10.3 The Vendor undertakes to the Purchaser that if between the date of this Agreement and Completion, any event (including for the avoidance of doubt any omission) occurs which results, or which may result, in any of the Warranties being unfulfilled or incorrect at Completion then they will immediately on becoming aware of such event and in any event before Completion give the Purchaser written notice of that event and its consequences.

 10.4 If, before Completion, it is found that any of the Warranties has not been fulfilled or is incorrect (and the Purchaser considers, in its reasonable opinion, that such breach is material) the Purchaser (or its successors in title) shall be entitled by notice in writing given to the Vendor before Completion to rescind this Agreement but failure to exercise this right shall constitute a waiver of any other rights of the Purchaser or its successors in title arising out of such breach of any of the Warranties. Rescission of this Agreement under this Clause shall extinguish any right to damages to which the Purchaser or its successors in title may be entitled in respect of the breach of this Agreement save that the Purchaser shall be entitled to be paid by the Vendor <pound-sterling>35,000 plus VAT towards its costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

 10.5 If, before Completion, it is found that any of the Warranties has not been fulfilled or is incorrect (and Purchaser considers, in its reasonable opinion, that such breach is not material) the Purchaser (or its successor in title) shall not be entitled to rescind this Agreement but shall be entitled to exercise any other rights arising out of such breach of any of the Warranties.

 10.6.1 The liability of the Vendor in respect of any breach of the Warranties shall be limited as follows:-

           10.6.1.1 there shall be disregarded for all purposes (including, for the avoidance of doubt, the application of the threshold in Clause 10.6.1.2) any breach of any of the Warranties in respect of which the amount which the Purchaser would otherwise (but for the provisions of this Clause 10.6.1.1) be entitled to recover would be less than
                    <pound-sterling>10,000;

           10.6.1.2 subject to the provisions of Clause 10.6.1.1 the Purchaser shall not be entitled to recover any amount in respect of a breach of the Warranties unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the Warranties exceeds <pound-sterling>50,000, in which event this limitation shall cease to apply and the whole of such amount shall be recoverable and not merely the excess over <pound-sterling>50,000; and

           10.6.1.3 the aggregate liability of the Vendor in respect of all and any breach of the Warranties or under Schedule 14 shall be limited to and shall in no event exceed
                    <pound-sterling>3,250,000.

 10.6.2    For the avoidance of doubt, the limitations referred to in Clause
           10.6.1 shall not apply to any claim by the Purchaser under Clause 9 or under the indemnities referred to in Clauses 13 and 14.

 10.7 Any amount paid by the Vendor to the Purchaser under this Agreement shall be treated as a reduction in the Purchase Price.

 10.8.1 The Vendor shall cease to have any liability for breach of any of the Warranties on 30 June 1999.

 10.8.2 If any matter comes to the notice of the Purchaser which may give rise to a liability under the Warranties, the Purchaser shall as soon as reasonably practicable give written notice of that matter to the Vendor, specifying all material details of the breach or other event to which such claim shall relate as shall be known to the Purchaser and, so far as is practicable, the Purchaser's bona fide estimate of the amount thereof.

  10.9 The Purchaser shall not be entitled to recover any sum in respect of any claim for breach of any of the Warranties or otherwise obtain reimbursement or restitution more than once in respect of the same fact or subject matter.

 10.10 In the event of the Vendor having paid to the Purchaser an amount in respect of a claim under this Agreement and subsequent to the date of making such payment the Purchaser recovers from a third party (whether by payment, discount, credit, relief or otherwise howsoever) a sum which is referable to that payment then the Purchaser shall forthwith repay to the Vendor so much of the amount paid by the third party less the costs (including any tax chargeable, unless such tax is otherwise recoverable) of the Purchaser in recovering such sum as does not exceed the sum paid by the Vendor to the Purchaser.

 10.11 In the event that the Purchaser shall be in receipt of notice of any claim which might constitute or give rise to a claim under this Agreement, the Purchaser shall as soon as reasonably practicable notify the Vendor giving full details as far as practicable and shall (subject to being indemnified and secured by the Vendor to the Purchaser's reasonable satisfaction) not settle or compromise any such claim or make any admission of liability without first consulting the Vendor. Subject to the Business not being materially prejudiced the Purchaser shall take account of the views of the Vendor (provided that such views are promptly communicated to the Purchaser) before taking any steps, proceedings or actions in relation to defending any such claim.

 10.12 If a breach of this Agreement shall be in respect of a matter where the Purchaser shall be insured against any loss or damage arising therefrom, the Purchaser shall after being compensated by the Vendor under this Agreement procure that it shall make and diligently pursue a claim against its insurers for compensation for such loss or damage suffered and any insurance proceeds shall (after payment of the Purchaser's expenses including management time incurred in pursuing such claim against its insurers) be applied in a repayment to the Vendor of the amount paid by the Vendor.

 10.13 Nothing in this Agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it.

 10 14 For the avoidance of doubt, no matter or fact (including, without limitation, any matter or fact relating to the method or policies of accounting) disclosed or deemed to be disclosed in or by virtue of the terms of the Disclosure Letter shall limit or affect the liability of the Vendor or EIS under Clauses 9, 13, 14, 20 of or
           Schedule 14 to this Agreement or be taken into account for the purposes of such Clauses and Schedule.

 10.15     The Purchaser warrants to the Vendor that:

 10.15.1 it has not relied on any representation, warranty, covenant or undertaking of the Vendor or any other persons save for any representation, warranty, covenant or undertaking expressly set out in this Agreement;

 10.15.2 the Purchaser has power to enter into this Agreement and to perform the obligations expressed to be assumed by it and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

 10.15.3 the execution, delivery and performance of the terms of this Agreement by the Purchaser will not violate any provision of:

           10.15.3.1 any law or regulation or any order or decree of any authority, agency or court binding on the Purchaser;

           10.15.3.2 the Memorandum or Articles of Association of the Purchaser;

           10.15.3.3 any loan stock, bond, debenture or other deed, mortgage, contract or other undertaking or instrument to which the Purchaser is a party;

 10.15.4 in acquiring the Business and Assets hereunder the Purchaser is acting as principal and not as agent or broker for any other person;

 10.15.5   the Purchaser is registered for VAT.

 11        CONFIDENTIAL INFORMATION

 11.1 EIS hereby undertakes to the Purchaser that it shall not and shall procure that no other Covenantor shall at any time after Completion divulge or communicate to any person or otherwise make use of other than on the written instructions of the Purchaser or to the extent required by law or by the rules of regulations of the London Stock Exchange or any other recognized investrnent exchange (as defined by section 207 of the Financial Services Act 1986) any confidential information concerning the Assets, the Business, the accounts, finance or contractual arrangements or other dealings, transactions or affairs of or relating to the

           Business which may be within or may come to its knowledge and will use its best endeavours to prevent the publication or disclosure of any such information by any third party provided that the provisions of this Clause 11.1 shall not prevent EIS or any member of the EIS Group or a Covenantor disclosing to any person information that principally relates to the Retained Businesses notwithstanding that such information may refer to or contain information in respect of the Business.

 11.2 The Purchaser hereby undertakes to EIS that it shall not and shall procure that no member of the Purchaser's Group will at any time divulge or communicate to any person or otherwise make use of any confidential information relating to the Retained Businesses which it may have acquired prior to Completion or which it may acquire following Completion as a result of the entering into of this Agreement provided that: -

 11.2.1 the Purchaser shall in no event be liable pursuant to Clause 11.2 in respect of any such divulgence or communication made by Employees; and

 11.2.2 the provisions of Clause 11.2 shall not prevent the Purchaser or any member of the Purchaser's Group disclosing to any person information that principally relates to the Business notwithstanding that such information may refer to or contain information in respect of the Retained Businesses;

 11.2.3 the provisions of Clause 11.2 shall not apply to information which the Purchaser can demonstrate to be information:-

           11.2.3.1 which at the time of disclosure is within the public domain; or

           11.2.3.2 which falls into the public domain through no fault on the part of the Purchaser; or

           11.2.3.3 which is received by the Purchaser from a third party who is lawfully in possession of such information; or

           11.2.3.4 disclosure of which the Purchaser reasonably deems necessary to comply with any legal obligation;

 12        ASSETS INCAPABLE OF TRANSFER

 12.1 Subject to Clause 12.2, the Vendor shall assign to the Purchaser and the Purchaser shall accept an assignment of and shall take over from the Vendor at and with effect from the Completion Date the benefit of the Contracts provided that nothing in this Agreement:-

 12.1.1 shall require the Purchaser to perform any obligation falling due for performance or which should have been performed before the Completion Date;

 12.1.2 shall make the Purchaser liable for any act, neglect, default or omission in respect of any of the Contracts prior to the Completion Date or for any claim, expense, loss or damage arising from any failure to obtain the consent or agreement of any third party to this Agreement or for any breach of any of the Contracts caused by this Agreement or its completion;

 12.1.3 shall impose any obligation on the Purchaser for or in respect of any product delivered by the Vendor or any service performed by the Vendor prior to the Completion Date.

 12.2 Insofar as any consent or sanction of any third party is required to the transfer of any of any of the Assets and such consent or sanction shall not have been received at Completion:

 12.2.1 the Vendor shall use its best endeavours with the Purchaser's cooperation to obtain any necessary consent of any person not a party hereto to the transfer to the Purchaser of the Business as a going concern which is necessary to vest in the Purchaser full right and title to and enjoyment of any of the Assets;

 12.2.2 nothing in this Agreement shall be deemed to operate as such a transfer or assignment as would give rise to any termination or forfeiture of any benefit, right or interest of any person in any of the Assets;

 12.2.3 until such time as such consent or sanction is received the Vendor shall be deemed to be holding the relevant Assets and the benefit thereof in trust for the Purchaser and shall account to the Purchaser for any sums or other benefits received by the Vendor in relation thereto provided that the Purchaser shall have the right to perform, in place of the Vendor, any Contract as sub-contractor, agent, licensee or sub-licensee (as the case may be) to the extent that such performance is permissible and lawful under such contract;

 12.2.4 until such time as such consent or sanction is received the Vendor shall (so far as it lawfully may do so) act under the direction of the Purchaser in all matters relating to any such Contracts for so long as the Vendor is required and authorised so to do by the Purchaser.

 13        EMPLOYEES

 13.1 The Vendor and the Purchaser acknowledge that the transfer of the business pursuant to this Agreement constitutes a relevant transfer of part of the undertaking of the Vendor for the purpose of the Transfer Regulations.

 13.2 The Vendor and the Purchaser acknowledge that such of the Employees who remain employees of the Vendor at Completion (and who do not inform the Vendor or Purchaser in writing that they object to transferring their employment) will become employees of the Purchaser at Completion and the Vendor will use all reasonable efforts to assist in the transfer of the Employees to the employment of the Purchaser.

 13.3 The Vendor and the Purchaser shall comply with their respective obligations under the Transfer Regulations which, in the case of the Vendor, shall include informing and consulting with appropriate representatives (within the meaning of the Transfer Regulations) of the Employees. Immediately following Completion, the Purchaser shall communicate to each of the Employees a notice informing those Employees who have transferred to the Purchaser of the identity of their employer.

 13.4 The Vendor shall be liable for and shall fully effectively and promptly indemnify and keep indemnified the Purchaser in respect of all or any redundancy payments, compensation (including compensation for unfair dismissal and compensation awarded in accordance with regulation 11 of the Transfer Regulations), damages (including wrongful dismissal damages or payments in lieu of notice), costs, actions, awards (including awards made pursuant to section 189 of the Trade Union and Labour Relations (Consolidation) Act 1992), penalties, fines, demands, claims, or expenses of whatsoever nature ("Liabilities") which may be incurred by the Purchaser directly as a result of anything done or omitted to have been done before or at Completion by or in relation to the Vendor in respect of any employees (including the Employees) or ex-employees of the Vendor or any of their contracts of employment or any collective agreement relating to such employees or ex-employees of the Vendor which become Liabilities of the Purchaser by virtue of regulation 5(2) or regulation 6 of the Transfer Regulations

 13.5 In the event of the Purchaser becoming aware of any claim which would give rise to a liability under Clause 13.4 the Purchaser shall give notice therefor to the Vendor and as regards any such claim the Purchaser shall at the request of the Vendor take such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend the claim and any adjudication in respect thereof but subject to the Purchaser being indemnified and secured to its reasonable satisfaction by the Vendor against any liability and all costs damages or expenses incurred by the Purchaser.

 13.6 If any contract of employment other than a contract of employment of one of the Employees has effect after Completion as if originally made between the Purchaser and any employee as a result of regulation 5 of the Transfer Regulations, then:

 13.6.1 in consultation with the Purchaser, the Vendor may within 7 days of being so requested by the Purchaser make to each such employee an offer in writing to employ that employee under a new contract of employment on terms and conditions which will not differ from the corresponding provisions (other than location) of the terms and conditions enjoyed by such employee immediately prior to Completion such new contract of employment to take effect on the termination referred to below;

 13.6.2 upon the offer referred to in Clause 13.6.1 (or at any time after the expiry of the 7 days if the offer is not made as requested) the Purchaser may terminate the employment of the person concerned forthwith; and

 13.6.3 the Vendor shall indemnify the Purchaser against any Liabilities arising out of such termination and against any sums payable to or in respect of that employee in respect of his employment following Completion.

 13.6.4 In the event that any individual (whether or not an Employee) brings a claim against the Vendor or the Purchaser arising out of or in connection with the transfer or termination of that individual's employment, the Vendor and the Purchaser shall give to each other, as soon as reasonably practicable after any request therefor, all information documents and assistance which may reasonably be relevant to such claim and shall render to each other such assistance and co-operation as either might reasonably require in contesting, settling or dealing with any such claim. Compliance by the Vendor or the Purchaser with the terms of this Clause 13.6 shall be at the Vendor's expense.

 14        INDEMNITIES AND APPORTIONMENTS

 14.1 The Vendor shall discharge all its pre-Completion obligations, responsibilities and liabilities strictly in accordance with the terms thereof and shall indemnify and keep indemnified the Purchaser from and against all debts, liabilities, obligations, actions, losses, costs, damages, proceedings, claims and demands of whatever nature relating to the Business or the Assets as at the Completion Date including, without limitation, all and any liability arising from any product warranty and product liability and the liabilities referred to in Clause 4.

 14.2 The Purchaser shall indemnify and keep indemnified the Vendor from and against all debts, liabilities, obligations, actions, losses, costs, damages, proceedings, claims and demands of whatsoever nature relating to the Business or the Assets which are attributable to the period following Completion or relating to the non performance or defective or negligent performance of any of the Contracts following the Completion Date provided that such indemnity shall only apply if and to the extent that the Vendor has fully disclosed the terms of all Contracts in the Disclosure Letter and the Purchaser shall not be liable to indemnify the Vendor in respect of any claim relating to any work in progress acquired by the Purchaser to the extent that such claim relates to the action or omission of the Vendor prior to Completion in respect of such work in progress.

 14.3 All rents, rates, gas, water, electricity and telephone charges and other outgoings of a periodical nature relating to or payable in respect of the Business up to the Completion Date shall be borne by the Vendor and as from the Completion Date shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable in respect of the Business up to that time shall belong to and be payable to the Vendor and as from the Completion Date shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall if necessary be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall be apportioned according to the extent of such use.

 14.4 Where any amounts fall to be apportioned under this Agreement, the Vendor shall provide the Purchaser on Completion with full details of the apportionments, together with supporting vouchers or similar documentation, and in the absence of dispute the appropriate payment shall be made by or to the Vendor forthwith. If the amount of any apportionment is in dispute, the matter shall be referred to the Expert (acting as experts and not arbitrators) for resolution in accordance with the instructions set out in the letter being in the Agreed Form marked "D3" and any amount determined by the said Expert shall be paid within 14 Business Days of the determination, together with interest calculated on a daily basis from the Completion Date until the date of actual payment, at the rate of 2 per cent per annum above the base rate from time to time of Barclays Bank Plc.

 14.5 Without prejudice to the provisions of Clause 14.1, if following the Completion Date either the Vendor or the Purchaser (as the case may be) is notified of any claim for the repair or replacement of, or for reimbursement of the price of, defective goods sold by the Vendor before the Completion Date, then the party receiving notification shall promptly provide the other party with full details of any such claim. Where such claim may be made directly against the manufacturer of the goods in question, the Purchaser shall pursue (at the cost of the Vendor) such claim against such manufacturer on behalf of the Vendor. In the event that such claim is disputed by such manufacturer, the Purchaser shall then consult fully with the Vendor and the Purchaser and the Vendor shall endeavour to agree how the claim should best be dealt with. Where such claim appears reasonably to be primarily attributable to any action, error or omission by or on behalf of the Vendor and whether such claim is notified directly to the Purchaser or to the Vendor, the Purchaser shall, after reasonable consultation with the Vendor and to enable the Purchaser to maintain the Goodwill of the Business satisfy such claim including by means of repair, replacement or reimbursement and the Vendor shall in any such case reimburse to the Purchaser on demand the actual cost or expense incurred by the Purchaser including, factory, labour and overhead costs of <pound-sterling>20 per hour and engineering labour and overhead costs of <pound-sterling>14 per hour.

 14.6 The Purchaser shall notify the Vendor in writing of all Environmental Claims made or asserted against the Purchaser. Notification shall be made as soon as practicable after receipt of any Environmental Claim and shall be accompanied by such further correspondence and documentation relating to the circumstances giving rise to the notice or claim as is in the possession of the Purchaser and in any event no claim shall be capable of being made against the Vendor under this Clause unless written notice thereof shall have been given to the Vendor.

 14.6.1 The Vendor shall have the conduct of all Environmental Claims notified to it and shall be entitled to conduct, negotiate, settle or resolve any Environmental Claim at its sole discretion and the Purchaser shall permit the Vendor to conduct any Environmental Claim in its name and shall render such assistance in the proceedings as the Vendor shall reasonably require.

 14.6.2 Where (in the Purchaser's opinion) the likelihood of an Environmental Claim has been intimated or otherwise established by the Purchaser but no Environmental Claim has yet been made the Purchaser shall notify the Vendor of the intimation or the circumstances which make it consider an Environmental Claim likely and consult with the Vendor and take into account the Vendor's reasonable directions with a view to preventing or mitigating the Environmental Claim.

 14.6.3 The Vendor shall not be required to pay the Purchaser any amount in respect of Environmental Claims to the extent that such claims result from the Purchaser soliciting or procuring (unless required to do so under any Environmental Law or the terms of any applicable Environmental Consent) any investigation by any competent authority which may encourage or assist the formulation or the bringing of such claims.

 14.7      The Vendor shall:-

 14.7.1 conduct Environmental Claims pursuant to Clause 14.6 at its cost and shall be liable for all costs, expenses and liabilities arising from any Environmental Claim;

 14.7.2 if previously approved by the Vendor (such approval not to be unreasonably withheld or delayed) pay the Purchaser's reasonable costs properly incurred pursuant to any Environmental Claim;

 14.7.3 indemnify and keep indemnified the Purchaser against any costs, expenses and liabilities incurred by the Purchaser pursuant to an Environmental Claim;

 14.7.4 undertake or procure the undertaking of any Remedial Action arising from an Environmental Claim at its cost;

 14.8 The Purchaser shall permit the Vendor, its servants, agents and/or contractors together with plant and machinery to enter and remain upon the Property for purposes pursuant to Clauses 14.6 and 14.7 provided always that the Vendor shall indemnify and keep indemnified the Purchaser from and against all liabilities, obligations, actions, losses, costs, damages, proceedings, claims of any nature whatsoever arising from the presence of the Vendor, its servants, agents and/or contractors together with its plant and machinery on the Property.

 14.9 In connection with the commencement and carrying out of any Remedial Action, the Vendor shall consult with and obtain the consent of the Purchaser (which may not be unreasonably withheld or delayed) and shall make good any damage arising from the Remedial Action as soon as practicable.

 15        BOOKS OF ACCOUNT

           The Books of Account and the statutory books of the Vendor are excluded from the sale of assets referred to in this Agreement, provided that the Vendor undertakes to preserve the same for a period of six years following Completion and should the Purchaser reasonably and legitimately require information in relation to VAT and other tax matters to afford the Purchaser reasonable access to the Books of Account and at the Purchaser's expense to take copies thereof.

 16    COVENANTS

 16.1 EIS hereby covenants with the Purchaser that EIS will not and that it will procure that no other Covenantor will without the prior consent in writing of the Purchaser either on its own account or in conjunction with or on behalf of or through any other person or persons, directly or indirectly:

 16.1.1 for a period of two years commencing on the Completion Date carry on or be engaged, concerned or interested in or assist in carrying on any business which is competitive with the Business or any part thereof in any territory in which the Business is carried on at the Completion Date provided that nothing herein contained shall prevent any member of the EIS Group from being the holder of or being beneficially interested in any class of securities listed or dealt in on the London Stock Exchange or the Alternative Investment Market of the London Stock Exchange of not more than five per cent. of any single class of the securities in that company;

 16.1.2 for a period of one year commencing on the Completion Date engage, employ, solicit or contact with a view to the engagement or employment any of the Employees nor shall it knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person (whether or not such person would commit a breach of his contract of employment by reason of leaving service).

 16.1.3 for a period of two years commencing on the Completion Date canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Business any person, who has at any time during the period of two years preceding the Completion Date, been a customer or client of the Business;

 16.1.4 at any time following Completion use for any purpose the names "Francis Shaw Rubber Machinery" and "PRC" (whether alone or in conjunction with other names) or any name similar to those names or likely to be confused with them.

 16.2 EIS hereby acknowledges and agrees that the restrictions contained in Clause 16.1 are separate, severable and enforceable and having taken independent legal advice acknowledges that the restrictions contained herein are in the context of this Agreement fair and reasonable and necessary for the proper protection of the legitimate interests of the Purchaser. In the event that nevertheless any such restrictions shall be held to be illegal or unenforceable or void or prohibited by the Treaty establishing the European Economic Community but would be adjudged to be valid and effective if some part or parts thereof were deleted or the period or the range of activities or area of application reduced such restrictions shall apply with such modification as may be necessary to make them valid and effective.

 16.3 No provisions of this Agreement (or any modification, amendment or variation to any of the same) by virtue of which this Agreement is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the day on which particulars of this Agreement are furnished to the Director General of Fair Trading ("the Director") for registration under the said Act and a copy of the Office of Fair Trading's acknowledgement of receipt of such particulars shall be conclusive evidence that such particulars shall have been received by the Director on the day indicated by such acknowledgement.

 16.4 For a period of two years commencing on the Completion Date EIS shall not and shall procure that no other Covenantor shall deliberately do or omit to do anything which shall damage the Goodwill of the Business and shall at all times act in such a manner as to preserve such Goodwill.

 16.5 None of the restrictions contained in this Clause 16 shall prevent any member of the EIS Group from completing the Retained Contracts or from continuing to carry on the Retained Businesses nor shall such restrictions prevent Barwell Inc. fromcontinuing to market the FSRM Business range of rubber extruders.

 17        INSURANCES

 17.1 All insurance cover in respect of the Business and Assets (save for export credit insurance in relation to certain of the Contracts as set out in Schedule 4) will cease with effect from Completion and the Purchaser shall be solely responsible for insuring the Assets and the Business (and any new contracts) with effect from Completion.

 17.2 The Vendor undertakes to the Purchaser following the Completion Date to maintain the Policy in full force and effect for the insured Contracts and to add the name of the Purchaser as joint insured against each of the insured Contracts in order that the Purchaser shall have the full benefit of the Policy after the Completion Date.

 17.3 The Purchaser shall provide a Letter of Subscription to Trade Indemnity plc in the Agreed Form marked "L" on Completion and the Purchaser shall as soon as practicable advise the Vendor in writing of any circumstance, act or default which may give rise to any actual or potential claim under the Policy or which may render the Policy void in whole or in part in respect of any of the insured Contracts.

 17.4 In the event that the Purchaser notifies the Vendor of any actual or potential claim in accordance with Clause 17.3, the Vendor shall:

 17.4.1 with the fill co-operation of and in accordance with the reasonable directions of the Purchaser, diligently make and pursue such claim with the insurer in accordance with the terms of the Policy;

 17.4.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation to such claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and

 17.4.3 forthwith pass to the Purchaser all payments received from the insurer in respect of such claim

 18        PENSION PROVISIONS

           The provisions of Schedule 10 shall have effect.

 19        PROPERTY PROVISIONS

           The provisions of Schedule 9 shall have effect.

 20        GUARANTEES

 20.1.1 In consideration of the Purchaser entering into this Agreement EIS hereby unconditionally and irrevocably guarantees to the Purchaser as principal obligor and as a continuing guarantee the due and punctual performance by the Vendor of all its obligations under this Agreement and irrevocably and unconditionally undertakes with the Purchaser that if the Vendor shall fail in any respect to fulfill any of such obligations to indemnify and keep indemnified the Purchaser against all losses, damages, costs and expenses of whatsoever nature (including reasonable legal and other professional fees) which may be suffered or incurred by the Purchaser by reason of any default or delay on the part of the Vendor in the performance of the said obligations.

 20.1.2 EIS' guarantee hereunder and the Purchaser's rights under it shall not be affected or prejudiced by the Purchaser varying, releasing, omitting or neglecting to enforce the terms of this Agreement or by any other fact or circumstances and whether known to the Purchaser or not shall nevertheless be recoverable from EIS as principal debtor.

 20.1.3 EIS hereby irrevocably waives any right to require that the Purchaser first proceeds against or claims payment from the Vendor or any other person before claiming under this Clause.

 20.1.4 The obligations of EIS under this Clause shall continue notwithstanding Completion and the provisions of this Clause shall remain in force until all the obligations of the Vendor hereby guaranteed have been discharged in full.

 20.2.1 In consideration of the Vendor entering into this Agreement Farrel hereby unconditionally and irrevocably guarantees to the Vendor as principal obligor and as a continuing guarantee the due and punctual performance by the Purchaser of all its obligations under this Agreement and irrevocably and unconditionally undertakes with the Vendor that if the Purchaser shall fail in any respect to fulfil any of such obligations to indemnify and keep indemnified the Vendor against all losses, damages, costs and expenses of whatsoever nature (including reasonable legal and other professional fees) which may be suffered or incurred by the Vendor by reason of any default or delay on the part of the Purchaser in the performance of the said obligations.

 20.2.2 Farrel's guarantee hereunder and the Vendor's rights under it shall not be affected or prejudiced by the Vendor varying, releasing, omitting or neglecting to enforce the terms of this Agreement or by any other fact or circumstances and whether known to the Vendor or not shall nevertheless be recoverable from Farrel as principal debtor.

 20.2.3 Farrel hereby irrevocably waives any right to require that the Vendor first proceeds against or claims payment from the Purchaser or any other person before claiming under this Clause.

 20.2.4 The obligations of Farrel under this Clause shall continue notwithstanding Completion and the provisions of this Clause shall remain in force until all the obligations of the Purchaser hereby guaranteed have been discharged in full.

 21        POST COMPLETION OBLIGATIONS

 21.1      Following Completion the Purchaser hereby undertakes to:-

 21.1.1 supply (or procure to be supplied) to the Vendor rubber extruders for cable producing machinery applications for use by the Retained Businesses at such prices and upon such terms as are agreed between the Parties;

 21.1.2 provide (or procure to be supplied) engineering personnel for installing and commissioning machinery and equipment pursuant to the Installation Obligations as detailed in Schedule 7;

 21.1.3 if so requested by the Vendor, complete any outstanding work to be carried out in relation to the Retained Contracts, such work to be charged at cost on materials together with factory labour and overhead costs of <pound-sterling>20 per hour and engineering labour and overhead costs of<pound-sterling>14 per hour;

 21.1.4 give to the Vendor all reasonable assistance and to use all reasonable endeavours to enable the Vendor to collect the Book Debts and other debts in respect of the Business due to the Vendor at the Completion Date (which for the avoidance of doubt are excluded from the sale and purchase hereby affected pursuant to Clause 4) provided always that the Vendor shall not institute or threaten any legal proceedings or to take any step not at present part of the normal routine of the Vendor to take in the collection of debts for a period of 14 Business Days without having first given the Purchaser an opportunity to make representations to the Vendor regarding such action. The Vendor shall take reasonable account of such representations, having regard to the Goodwill, provided that if following such representations the Vendor confirms its intention to continue with such action the Purchaser shall first be given an opportunity to purchase such debts from the Vendor at their full value. If the Purchaser fails to notify the Vendor of its intention to purchase the debts within 2 Business Days, the Vendor alone shall thereafter be responsible for the collection of any of the debts and the Purchaser will be under no further obligations or liability in respect thereof; and

 21.1.5 give to the Vendor all reasonable assistance and to use all reasonable endeavours to enable the Vendor to obtain a release from any outstanding bank guarantees (including the return of the original copies of any such guarantees) given on behalf of the Vendor to third parties including, without limitation, to customers and suppliers.

 21.2      Following Completion the Vendor undertakes to:-

 21.2.1 procure that Yiorgos Palierakis is and continues to be engaged by the EIS Group at the expense of the EIS Group and will procure that he will support the Purchaser (if required by the Purchaser) for a total of 20 Business Days in ensuring the transfer of the Computer System to the Purchaser;

 21.2.2 forward to the Purchaser without delay any enquiries (written or verbal) relating to the Business received by it at any time in the four years after Completion.

 22        GENERAL PROVISIONS

 22.1      COSTS

           Subject to the provisions of Clauses 2.3 and 10.4 each of the Parties shall pay its own costs of and incidental to the negotiation, preparation and completion of this Agreement.

 22.2      ANNOUNCEMENTS

 22.2.1 Subject to Clause 22.2.2, neither the Vendor nor the Purchaser shall publish any announcement or circular or release any other public document or make any public statement in connection with the subject matter of this Agreement or otherwise disclose the provisions of this Agreement to any person without the prior written approval of the other.

 22.2.2 The provisions of 22.2.1 shall not apply to any announcement relating to or arising out of this Agreement which is required to be made by any applicable law or regulation in which event the Parties shall consult with one another in relation to any proposed announcement to be made in connection with this Agreement.

 22.3      VARIATION

           No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of all the Parties. For the avoidance of doubt, this Agreement supersedes the heads of agreement signed on behalf of the Vendor and the Purchaser on 19 September 1997.

 22.4      USE OF BRAND NAMES

           The Purchaser shall be entitled to use the brand name "Francis Shaw Rubber Machinery" in connection with the operation of the Business for a period of 16 months following Completion provided that (subject to Clause 16.1.4) the Vendor shall be entitled to use the brand name "Francis Shaw" in connection with the operation of the Retained Businesses.

 22.5      WAIVER

           No waiver by any Party of any breach or defau1t under this Agreement or any of the terms hereof shall be effective unless such waiver is in writing and has been signed by the Party or Parties against which it is asserted. No waiver of any breach or defect shall constitute a waiver of any other or subsequent breach or default. Completion shall not constitute a waiver of any breach of this Agreement whether or not known at the date of Completion.

 22.6      RESCISSION

           Save as expressly provided in this Agreement:

 22.6.1 the Purchaser (for itself and as agent and trustee for and on behalf of its directors, officers, employees, agents and advisers) irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this Agreement in respect of any false or misleading statement (other than a statement made fraudulently) made to it or any of its directors, officers, employees, agents and advisers and upon which it relied in entering into this Agreement but which is not expressly set out in this Agreement or in the Disclosure Letter.

 22.6.2 no breach of this Agreement shall in any event give rise to a right on the part of the Purchaser to rescind or terminate this Agreement.

 22.7     ASSIGNMENT

 22.7.1 The Purchaser shall be entitled to assign the benefit of its rights under this Agreement to any of its UK subsidiaries or to Farrel.

 22.7.2 Subject to Clause 22.7.1, neither Party shall be entitled to assign the benefit of this Agreement or any part of it to any other person.

 22.8      FURTHER ASSURANCE

           At any time after Completion the Vendor shall, (and shall procure that any necessary third party shall) at the request and (save as otherwise provided herein) cost of the Purchaser, execute such documents and do such acts and things as the Purchaser may reasonably require to carry out the terms of this Agreement and to effectively vest in the Purchaser beneficial ownership of the property, assets and goodwill hereby agreed to be sold and to give the Purchaser the full benefit of all the provisions of this Agreement.


 22.9      INVALIDITY

           If any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable (in whole or in part) such provision or part shall to that extent be deemed not to form part of this Agreement but the remainder of this Agreement shall continue in full force and effect.

 22.10     COUNTERPARTS

           This Agreement may be entered into in any number of counterparts and by the Parties to it as separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.


 22.11     GOVERNING LAW AND JURISDICTION

           This Agreement shall be governed by English law and the Parties hereby submit to the exclusive jurisdiction of the English Courts.

 22.12     NOTICES

           Any notice required or authorised to be given under this Agreement and any process to be served in relation to or arising out of this Agreement ("Notice") shall be in writing and may be delivered personally or sent by pre-paid first class recorded delivery post (or air mail if overseas) addressed to the address of the relevant party or parties as specified below (or to such other address as that Party may from time to time notify to the other Parties hereto for this purpose by Notice) or transmitted by facsimile transmission in each case to the address marked below:

 22.12.1   In The Case Of The Vendor:

           Address: EIS Group PLC
                    6 Sloane Square London SWlW 8EE

           Fax: 0171 730 2271

           Attention: Mr C W Peachey


 22.12.2   In The Case Of The Purchaser:

           Address: Farrel Limited
                    P O Box 27
                    Queensway
                    Castleton
                    Rochdale OLl1 2PF

           Fax: 01706642611

           Fax: 001 203 736 2836

           Attention: Rolf K. Liebergesell, Chairman with a copy to the Purchaser's Solicitors (Fax No: 0171 831 9607) marked for the attention of Robert Sutton Ref: 546833).

 22.13     Service Of Notices

           Any Notice delivered personally shall be deemed to have been given when delivered to the address specified in Clause 22.12, any Notice sent by pre-paid first class recorded delivery post shall be deemed to have been given by midday on the second Business Day after the same shall have been posted (or fifth Business Day if air mail) and in proving the giving of such Notice it shall be sufficient to prove that the letter containing such Notice was properly addressed and put into the post as a pre-paid first class recorded letter and any Notice sent by facsimile transmission (subject to oral confirmation of receipt of all transmitted pages) on the day it is transmitted.

           Provided always that if a Notice which is delivered personally is given on a day that is not a Business Day the relevant Notice shall be deemed to be given on the Business Day next following that day and provided further that if a Notice which is delivered personally or transmitted by fax is given or transmitted outside the hours of 9.30am and 5.3Opm on a Business Day the relevant Notice shall be deemed to be given at 9.30am on the Business Day next following such Business Day.

 23        1998 PROFITS

           The provisions of Schedule 14 shall have effect.

 24        DEDUCTIONS AND WITHHOLDINGS

           All sums payable by the Vendor or EIS to the Purchaser under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Agreement the Vendor or EIS shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. For the avoidance of doubt, any payment made by the Vendor or EIS to the Purchaser in respect of any indemnity under this Agreement shall be treated as a reduction in the Purchase Price.

     AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first before written.

SIGNED BY J.J. Hobbs           )
for and on behalf of FRANCIS   )
SHAW & COMPANY                 )           /s/ J.J. Hobbs
(MANCHESTER) LIMITED in the    )
presence of:                   )

Witness:             Signature:   /s/ L. Jackson
                                ----------------
                     Name:  L.I. Jackson

                     Address:  150 Aldersgate Street
                               London, EC1A 4EJ

                     Occupation:  Solicitor



SIGNED BY J.J. Hobbs           )
for and on behalf of FRANCIS   )
SHAW RUBBER MACHINERY LIMITED  )           /s/ J.J. Hobbs
in the presence of:            )


Witness:             Signature:   /s/ L. Jackson
                                ----------------
                     Name:  L.I. Jackson

                     Address:  150 Aldersgate Street
                               London, EC1A 4EJ

                     Occupation:  Solicitor

SIGNED BY J.J. Hobbs           )
for and on behalf of PRC       )
FABRICATIONS LIMITED           )           /s/ J.J. Hobbs
in the presence of:            )


Witness:             Signature:   /s/ L. Jackson
                                ----------------
                     Name:  L.I. Jackson

                     Address:  150 Aldersgate Street
                               London, EC1A 4EJ

                     Occupation:  Solicitor


SIGNED BY CHARLES S. JONES     )
for and on behalf of FARREL    )
BRIDGE LIMITED                 )           /s/ Charles S. Jones
in the presence of:            )


Witness:             Signature:   /s/ Sarah Atkinson
                                ----------------
                     Name:  Sarah Atkinson

                     Address:  10 Norwich Street
                               London, EC4A 1BD

                     Occupation:  Solicitor


SIGNED BY J.J. Hobbs           )
for and on behalf of EIS       )
GROUP PLC                      )           /s/ J.J. Hobbs
in the presence of:            )


Witness:             Signature:   /s/ L. Jackson
                                ----------------
                     Name:  L.I. Jackson

                     Address:  150 Aldersgate Street
                               London, EC1A 4EJ

                     Occupation:  Solicitor

SIGNED BY CHARLES S. JONES     )
for and on behalf of           )
FARREL LIMITED                 )           /s/ Charles S. Jones
in the presence of:            )


Witness:             Signature:   /s/ Sarah Atkinson
                                ----------------
                     Name:  Sarah Atkinson

                     Address:  10 Norwich Street
                               London, EC4A 1BD

                     Occupation:  Solicitor